Contact:        Dennis Lakomy                   Release Date: Immediate
                Chief Financial Officer
                (708) 757-2803

                   CFC INTERNATIONAL, INC. REPORTS PRELIMINARY
                 FOURTH QUARTER AND RECORD YEAR END 2004 RESULTS
                     AND INTENTION TO RESTATE PRIOR PERIODS
                     --------------------------------------

- Record year end sales of $82.6 million, up 32% over $62.8 million in 2003.

- Preliminary fully diluted earnings per share increased to $0.13 for the fourth quarter of 2004, versus ($0.05) for the fourth quarter in 2003.

- Preliminary fully diluted earnings per share for the year end 2004 exceeded the Company's previous guidance of $0.72 to $0.76, increasing to $0.79, versus ($0.04) for the year end in 2003.

- Preliminary net income of $562,000, up 378% for the fourth quarter, and $3.5 million, up 2268% for the year end of 2004.


     Chicago Heights, Illinois, February 15, 2005 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (Nasdaq: CFCI) today reports preliminary net income for the year ended December 31, 2004, of approximately $3.5 million or $0.79 per diluted share. These preliminary results do not give effect to the correction of mathematical errors recently identified by the Company in its accounting for the foreign currency translation of its overseas operations into U.S. dollars. As a result of the discovery of these mathematical errors, the Company is reviewing the calculations for past reporting periods. As a result of the correction of these errors, the Company preliminarily expects net income for 2004 and 2003 to be revised upward by $300,000 to $500,000, or $0.07 to $0.10 per diluted share in each year for 2004 and 2003, or in aggregate $0.14 to $0.20 per diluted share increase. These changes are not expected to have any impact on cash flows in any of the periods restated. The Company intends to file its Form 10-K, including its fiscal 2004 results and the restated results for 2003 and 2002, and amend Forms 10-Q for the first three quarters of fiscal 2004, including comparable periods for 2003, as soon as it has completed its investigation. The Company does not expect a delay in the timely filing of its Form 10-K. The Company expects to complete its review, revise and release its final upward fourth quarter and year-end 2004 earnings and its restated upward earnings for 2003 on March 1, 2005, and has rescheduled its investor call to March 2, 2005. Further details on the conference call will go out under a separate announcement.

     The review of the Company's preliminary results for the 2004 fourth quarter and year end has not been completed; therefore, the results discussed in this press release may differ from what the Company files in its Form 10-K for the year ended December 31, 2004.

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                                       -2-



     Sales in the fourth quarter of 2004 increased 35 percent to $20.7 million compared to $15.3 million in the fourth quarter of 2003. The fourth quarter 2004 increase in sales was primarily due to an increase in printed pattern products sales, solid holographic sales and a favorable currency translation of $370,000, based on preliminary results.

     Fourth quarter 2004 preliminary net income increased to $562,000, or $0.13 cents per share on a fully diluted basis, compared to a net loss for the fourth quarter of 2003 of ($202,000) or ($0.05) cents per share on a fully diluted basis. This increase in preliminary net income was primarily due to higher sales and improved productivity.

     "I am pleased to report that our preliminary results indicate that CFC has delivered solid quarter-to-quarter financial results with fourth quarter sales in 2004 capping a year of delivering positive sales and earnings per share results," said Greg Jehlik, CFC's President and Chief Executive Officer. "Our preliminary financial results for the quarter, and for the year, are a direct reflection of the steadfastness of our employees around the world, who through their dedication and hard work made these achievements possible." Jehlik further stated that, "The strategies implemented in 2003 and 2004 allowed us to make significant strides in growing our bottom line in 2004. As a result, we enter 2005 with a continued focus and commitment to continue to grow the business and executing our annual operating plan."

     Operating income before depreciation and amortization of intangibles was $2.0 million in the fourth quarter of 2004, an increase of 206 percent compared with $0.6 million in the fourth quarter of 2003, based on preliminary results. This increase was primarily due to the benefits of improved operating results during the fourth quarter of 2004.

     Sales for the year of 2004 totaled $82.6 million, an increase of 32 percent from $62.8 million for the same period last year. The 2004 sales increase was a result of higher sales volume in all of the Company's product groups. In particular, the Company had strong sales in its printed patterned products, security products and holographics, in packaging, security and authenticity. The Company also benefited from a strong Euro which positively affected sales by $2.0 million for the full year of 2004, based on preliminary results. Preliminary net income for the year increased to $3.5 million, or $0.79 per share on a fully diluted basis in 2004, from a preliminary net loss of ($202,000) or ($0.05) per share on a fully diluted basis for the same period last year. Preliminary net income for the year was favorably affected by higher sales, and the company leveraged its manufacturing infrastructure. Operating income before depreciation and amortization of intangibles for the year increased 116 percent to $10.5 million in 2004, from $4.9 million in 2003, based on preliminary results, for the reasons described above.


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                                       -3-


     "2004 has been a year of significant achievements for CFC," said Roger Hruby, CFC's Chairman. "Our performance in 2004 is by far the best in CFC's history. Based on preliminary results, CFC not only had record sales, but we also produced exceptional earnings growth. We increased our market share in a number of our core product categories, and we exceeded our previously reported fully diluted earnings guidance of $0.72 to $0.76, coming in preliminarily at $0.79 per share on a fully diluted basis. In addition, we also significantly reduced the current portion of our long-term debt by $4.0 million in 2004." Hruby further added, "In calendar year 2004, we committed substantial manpower and financial resources in order to increase our capacity and improve on our production efficiencies, and also made investments in our sales and marketing resources. We expect to continue to benefit from these increased commitments and investments in 2005, as well as from the initiatives that we have already put into action including the initiating of a Six Sigma program at CFC. We will continue to manage and reduce our lead times and increasing our market share with the commercialization of new products."

     Based upon the company's preliminary results and factoring in the current economic outlook, the company anticipates earning net income of $1.10 to $1.15 cents per share on a fully diluted basis for 2005 utilizing a 35.4% tax rate.

Recent Developments

     The company reports that it has secured three additional embossers, two of which will be located at the Chicago Heights, Illinois facility, and one at the Goppingen, Germany location. This additional capacity in the U.S. and in Goppingen is expected to be fully operational by the end of the second quarter in 2005. The Company expects to have one embosser on line by the end of the first quarter in Chicago Heights, with the other two embossers on line by the end of the second quarter in 2005. This capital investment will allow the company to further increase its manufacturing capacity both domestically and internationally.

     The company will be exhibiting at the upcoming CardTech/SecurTech (CTST) 2005 show at the Mandalay Bay Convention Center in Las Vegas, Nevada, April 11-14, 2005 in Booth #333, where it will feature its card products, such as HoloLam Plus, magnetic stripe, signature panel, security holograms, scratch-off foils and tipping foils for transaction cards.

     The company will be exhibiting at the upcoming Interpack 2005 show at Messe Dusseldorf GmbH in Dusseldorf, Germany, April 21-27, 2005 in the North American Pavilion, Hall 12, Booth #12C09-3. CFC will feature its holographic solutions for packaging, security and authentication, as well as its specialty films and foils.

     Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holographics and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Goppingen, Germany.

                                      # # #

     Statements made in this press release, including those relating to expectations of future sales, net income and operating costs reductions, estimated availability of additional equipment, estimations of the market size for certain of the company's products or the company's share of those markets and expectations of increased sales attributable to various product lines, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for the company's products and services; competition from existing and new competitors and producers of alternative products will impact the company's ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company's ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company's ability to exploit new or growing markets; the company's ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the company's foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company's filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

     You may access additional information, including our filings with the Securities and Exchange Commission and previous press releases by visiting CFC International's Internet homepage at www.cfcintl.com.